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EXHIBIT 10.2

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 18, 1998, between MEDPARTNERS, INC., a Delaware corporation (together with any successor corporation, "MedPartners"), and E. MAC CRAWFORD ("Executive").

WITNESSETH:

        WHEREAS, MedPartners and its subsidiaries and affiliates are engaged in providing physician practice management services, pharmacy benefit management services, disease management services and hospital-based physician services (collectively, "Healthcare Services") throughout the United States; and

        WHEREAS, MedPartners desires to avail itself of Executive's talents and expertise in management of the Healthcare Services business of MedPartners, and to employ him as the President and Chief Executive Officer of MedPartners, and Executive is willing to accept such employment.

        NOW THEREFORE, in consideration of the premises, and other mutual promises and covenants hereinafter contained, MedPartners and Executive do hereby agree, for their mutual benefit, as follows:

SECTION 1.    EMPLOYMENT.

        Executive shall be employed by MedPartners under this Agreement, effective on the date hereof, and Executive accepts such employment upon the terms and conditions hereinafter set forth.

SECTION 2.    TERM.

        The term of employment provided for in this Agreement shall commence on March 18, 1998 (the "Commencement Date"), and shall remain in full force and effect for a period of five years thereafter. Such term shall be automatically extended for an additional year on each anniversary of the Commencement Date, unless written notice of non-extension is provided by MedPartners to Executive at least 30 days prior to such anniversary.

SECTION 3.    POWERS AND DUTIES.

        Executive shall be employed by MedPartners during the term of employment under this Agreement as the President and Chief Executive Officer of MedPartners. As soon as practicable following the Commencement Date, MedPartners shall cause Executive to become a member of the Board of Directors of MedPartners ("Board of Directors"). In addition, Executive shall perform such duties as may be assigned to him from time to time by and shall report to the Board of Directors, provided that such duties are consistent with Executive's title and position.

        In carrying out his duties under this Agreement, Executive shall have such powers and duties usually incident to the offices of President and Chief Executive Officer and shall have general responsibility for the overall development, expansion and operations of MedPartners and its subsidiaries and affiliates.

        Executive shall devote substantially all of his time and energies during business hours to the supervision and conduct, faithfully and to the best of his ability, of the business and affairs of MedPartners; provided that it shall not be a violation of this Agreement for the Executive to serve on the Board of Directors of First Union National Bank of Georgia, Integrated Health Services, Inc. and MaterniCare, Inc. The Executive shall not be restricted, subject to Section 12 hereof, from investing his assets in such form or manner as will not require any services on his part in the operation of the affairs of the companies in which such investments are made.

SECTION 4.    PLACE OF PERFORMANCE.

        The Executive shall perform his duties at the principal offices of MedPartners located in Birmingham, Alabama, but from time to time Executive shall be required to travel to MedPartners' other locations in the proper conduct of his responsibilities under this Agreement. Due to the national scope of MedPartners' business, MedPartners may require Executive to spend a reasonable amount of time traveling, as his duties and the business of MedPartners and its subsidiaries and affiliates may require.

SECTION 5.    COMPENSATION.

        For all services rendered by Executive pursuant to this Agreement:

          (a)   MedPartners shall pay Executive a base salary at the rate of no less than $1,000,000 per annum, such salary to be paid semi-monthly. Such salary shall be reviewed annually by the Compensation Committee of the Board of Directors (the "Compensation Committee") with a view to consideration of appropriate merit increases in such salary, and once increased, the base salary shall not be decreased during the term hereof.

          (b)   On the Commencement Date, MedPartners shall pay Executive a sign-on bonus of $1,000,000. In the event that the Executive voluntarily terminates his employment with MedPartners other than for Good Reason prior to the second anniversary of the Commencement Date, the Executive shall repay to MedPartners one-twenty-fourth (1/24) of such sign-on bonus for each full calendar month such termination precedes the second anniversary of the Commenceent Date.

          (c)   For each year of the term of this Agreement, Executive shall be eligible to receive an annual target bonus (the "Bonus") of at least two (2) times the base salary in effect for the year to which the Bonus relates based upon MedPartners' achievement of its target performance goals for such year (the "Annual Target"). In the event MedPartners achieves 90%, but less than 100%, of its Annual Target for any year, the Bonus for such year shall equal one and one-half (1.5) times the Executive's base salary for such year, with interpolation of results for achievement between 90% and 100% of its Annual Target for any year (with such achievement measured as a percent to the nearest two decimal points, e.g., 94.52%, to the extent capable of precise measurement). At the sole discretion of the Board of Directors, a payment in excess of 2 times base salary may be made. An advance amount of $50,000 shall be payable for each month of the applicable year, to the extent that a pro-rata portion of the applicable Annual Target has been achieved for each such month. The establishment of Annual Targets shall be mutually agreed upon by the Executive and the Chairman of the Board of Directors of MedPartners (the "Chairman") within 90 days of the Commencement Date for the Bonus for the 1998 calendar year, and, for Bonuses for subsequent years, by the March 31 of such years. The determination of whether and to what extent the Annual Target, and the monthly pro-rata portion of the Annual Target, have been achieved shall be mutually agreed upon by the Executive and the Chairman. In the event that the Executive and the Chairman do not reach an agreement regarding the establishment of the Annual Target by the applicable date in any calendar year, the Annual Target shall be the consensus estimate for earnings per share of MedPartners as published by Nelson Publications as of such date. Notwithstanding the Executive's commencement of employment hereunder after the beginning the 1998 calendar year, the Executive's target bonus opportunity with respect to the Bonus for the 1998 calendar year shall be $2,000,000, without pro-ration.

          (d)   Prior to the Commencement Date, MedPartners shall grant to Executive an option (the "Option") to purchase 3,250,000 shares of the common stock of MedPartners (the "Common Stock"). As soon as practicable after the Commencement Date, MedPartners shall file and keep effective a registration statement on Form S-8, including a Form S-3 Reoffer Prospectus (an S-3) (or other applicable registration statement) with respect to the shares of Common Stock subject to the Option; provided that (i) such S-3 need not be filed until an S-3 is filed with respect to any shares of Common Stock subject to stock options granted to the senior-most executives of

  MedPartners and (ii) MedPartners agrees to use its best efforts to file the S-3 referenced in clause (i) with respect to any of its senior-most executives as soon as practicable following the Commencement Date. The Option shall have a ten (10) year term and, subject to the vesting requirements described below, shall remain exercisable for the full term notwithstanding the employment status of the Executive. The exercise price per share of the Option shall be equal to the lowest fair market value (determined in accordance with the MedPartners' 1997 Long Term Incentive Compensation Plan (the "1997 Plan")) of the Common Stock for the period from February 17, 1998 through April 18, 1998, provided that the exercise price per share of the Option shall not be greater than $10. The Option shall vest based on the cotinued employment of the Executive in increments of 1,250,000 shares on the date of grant and 1,000,000 shares each on the first and second anniversaries of the date of grant. The Option shall be granted outside the terms of the 1997 Plan, however, except as stated in this Agreement, the Option shall have terms and conditions substantially similar to options granted under the 1997 Plan. Upon a Change in Control, as defined in Section 8(b) hereof, the Option will immediately become 100% vested. The Option shall be subject to a stock option agreement entered into between the parties hereto on terms consistent with the foregoing; provided that the Option shall be effective as of the date of grant in accordance with the terms and conditions contained herein, irrespective of whether a stock option agreement has been executed by the parties.

          (e)   In the event that MedPartners' Annual Target is met with respect to the 1998 calendar year, MedPartners shall grant Executive an option (the "Performance Option") to purchase an additional 500,000 shares of Common Stock. The determination as to whether such Annual Target has been met shall be mutually agreed upon by the Executive and the Chairman. Such grant shall be made as soon as practicable following the determination by the Executive and the Chairman as to the achievement of the applicable Annual Target. The Performance Option shall have a ten (10) year term and, subject to the vesting requirements described below, shall remain exercisable for the full term notwithstanding the employment status of the Executive. The exercise price per share of the Performance Option shall be equal to the fair market value of Common Stock on the date of grant of the Performance Option (determined in accordance with the 1997 Plan). The Performance Option shall vest based on the continued employment of the Executive in increments of 166,667 shares on the date of grant and 166,666 shares each on the first and second anniversaries of the date of grant. The Performance Option shall be granted under the terms of the 1997 Plan, but the granting of the Performance Option shall be conditioned upon the approval by the stockholders of MedPartners of an amendment to the 1997 Plan to increase the number of authorized shares available for issuance under the 1997 Plan (which approval MedPartners shall use its best efforts to obtain). Upon a Change in Control of MedPartners, as defined in Section 8(b) hereof, the Performance Option will immediately become 100% vested. MedPartners shall make such other amendments to the 1997 Plan as may be necessary to allow the Performance Option to have the terms and conditions described in this Agreement. The Performance Option shall be subject to a stock option agreement entered into between the parties hereto on terms consistent with the foregoing; provided that the Performance Option shall be effective as of the date of grant in accordance with the terms and conditions contained herein, irrespective of whether a stock option agreement has been executed by the parties.

          (f)    Upon the occurrence of a Change in Control pursuant to Section 8(b)(v) hereof, the number and kind of shares subject to the Option and the Performance Option shall be adjusted and/or substituted for in such manner, if any, that the shares of the Common Stock generally are adjusted and/or substituted for in connection with such transaction, provided that the Executive may agree to such other treatment of the Option and the Performance Option in this regard that may be proposed by the Compensation Committee. All or a portion of the Option or the Performance Option shall be transferable by the Executive, without consideration, to or for the benefit of immediate family members, including but not limited to a partnership or trust with respect to which immediate family members are the sole partners or beneficiaries, respectively.

SECTION 6.    EMPLOYEE BENEFITS.

        Subject to the terms and eligibility requirements of any such plans, Executive will be entitled to participate in any employee retirement, benefit or welfare plans provided generally by MedPartners to its employees and/or to its senior executives, such as life insurance, health and dental, retirement (qualified and non-qualified), savings and disability plans which MedPartners has in effect or may adopt from time to time. Without limiting the generality of the foregoing, MedPartners shall provide Executive the following during the term of this Agreement:

          (a)   health coverage for the Executive and his dependants on terms and conditions no less favorable than that provided any other executive of MedPartners, its subsidiaries or affiliates, with no pre-existing condition exclusions and no waiting periods for coverage;

          (b)   four weeks vacation during each year of this Agreement;

          (c)   a $1,000 per month car allowance for an automobile owned or leased by Executive for use by Executive in connection with the performance of his duties under this Agreement;

          (d)   disability insurance coverage paying benefits equal to 60% of Executive's base salary, either through a corporate group disability insurance plan or otherwise;

          (e)   payment of initiation fees and dues for one country club of Executive's choice and such professional societies and associations of which Executive is a member in furtherance of his duties hereunder;

          (f)    personal use of MedPartners' corporate aircraft, with such use to be determined in accordance with MedPartners' policy for security of executives;

          (g)   payment of the Executive's reasonable relocation expenses from the Atlanta, Georgia area to the Birmingham, Alabama area, as described in Section 23 hereof;

          (h)   payment directly to Executive's counsel and/or accountant not to exceed $5,000 per annum for estate and tax planning services for the benefit of Executive;

          (i)    reimbursement of the Executive's reasonable legal and other expenses incurred in connection with the Executive entering into this Agreement; and

          (j)    consideration, at least annually, by the Board of Directors for the grant to Executive of options to purchase Common Stock in addition to the Option and the Performance Option.

SECTION 7.    EXPENSES.

        Executive is authorized to incur reasonable expenses in promoting the business of MedPartners and its subsidiaries and affiliates, including expenses, to the extent used for business purposes, for entertainment, travel and similar items. MedPartners will reimburse Executive for all such expenses, upon the presentation by him of an itemized account of such expenditures in accordance with the MedPartners expense reimbursement procedures.

SECTION 8.    DEFINITIONS.

        As used in this Agreement, the following terms shall have the meanings set forth below:

          (a)   "CAUSE" shall mean (i) repeated violations by Executive of Executive's obligations under Section 3 of this Agreement (other than as a result of failure to meet the Annual Target or other personal or corporate performance targets and other than as a result of incapacity due to physical or mental illness) which violations (A) are demonstrably willful and deliberate on Executive's part, (B) are committed in bad faith or without reasonable belief that such violations are in the best interests of MedPartners, and (C) are not remedied in a reasonable period of time after receipt of written notice from MedPartners specifying such violations (as more fully described below), or (ii) the conviction of Executive of a felony involving moral turpitude.

  Notwithstanding the foregoing, termination by MedPartners for Cause shall not be effective until and unless (a) notice of intention to terminate for Cause has been given by MedPartners to the Executive within four (4) months after any member of the Board of Directors learns of the act, failure or event constituting "Cause", (b) the Board of Directors has voted (at a meeting of the Board of Directors duly called and held as to which termination of the Executive is an agenda item) by a majority vote to terminate the Executive for Cause after Executive has been given notice of particular acts or circumstances which are the basis for the termination for Cause and the Executive has been afforded at least 20 days notice of the meeting and an opportunity to present his position in writing and the Board of Directors has given notice of termination to the Executive within three (3) days after such meeting (and the Executive's termination of employment shall be effective immediately upon receipt of such notice but shall not be deemed a termination of employment for Cause unless and until all of the conditions set forth in clauses (a) through (c) hereof have occurred), and (c) if the Executive has commenced an expedited arbitration within 15 days after such notice of termination, disputing MedPartners' right under this Agreement to terminate for Cause, the Arbitrator shall thereafter have determined that the Executive was terminated for Cause; provided, however, that (x) MedPartners may suspend the Executive with full compensation and benefits at any time during the period commencing with the giving of notice to the Executive under clause (a) above until final notice of termination is given in clause (b) above and (y) regardless of whether the Executive's employment is suspended during the period described in clause (x) above, MedPartners shall continue to pay the Executive his full compensation and benefits under this Agreement pending the Arbitrator's decision. If the Executive or his representative fails to file a demand for arbitration with the American Arbitration Association ("AAA") and file the requisite fees pursuant to Rule 4 of the National Rules for the Resolution of Employment Disputes effective June 1, 1996 (the "National Rules") within 15 days of receipt of notice of termination from the Board of Directors, and diligently pursue such proceeding in accordance with the procedures set forth in Section 15 hereof, such termination shall be conclusively presumed to have been for Cause. If the Arbitrator declines to rule that the Executive was terminated for Cause, the Executive shall be treated as having been terminated without Cause and the Executive shall have the rights provided under Section 10(b) hereof with respect to a termination without Cause.

          (b)   "CHANGE IN CONTROL" shall mean:

              (i)  The acquisition, whether by open market or private purchase, tender offer or any other means, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the "Outstanding MedPartners Common Stock") or (B) the combined voting power of the then outstanding voting securities of MedPartners entitled to vote generally in the election of directors (the "Outstanding MedPartners Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by one or more underwriter directly from MedPartners pursuant to a firm commitment underwritten offering to the public of shares of Common Stock, (2) any acquisition by MedPartners, provided that immediately following such acquisition no person other than MedPartners or a subsidiary of MedPartners is such a 20% beneficial owner, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by MedPartners or any corporation controlled by MedPartners, provided that immediately following such acquisition no person other than any such benefit plan (or related trust) is such a 20% beneficial owner, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below;

             (ii)  Cessation, for any reason, of the individuals who constitute the Board of Directors as of the date hereof (the "Incumbent Board") to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by MedPartners' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

            (iii)  Consummation of a reorganization, merger or consolidation of MedPartners or sale or other disposition of all or substantially all of the assets of MedPartners (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding MedPartners Common Stock and Outstanding MedPartners Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns MedPartners or all or substantially all of MedPartners' assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding MedPartners Common Stock and Outstanding MedPartners Voting Securities, as the case may be, (2) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of MedPartners or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement or of the action of the Board of Directors, providing for such Business Combination;

            (iv)  Approval by the stockholders of MedPartners of a complete liquidation or dissolution of MedPartners;

             (v)  The sale, transfer or other disposition, in a transaction or series of related transactions, of the majority of the assets of one of MedPartners' three major lines of business as of the Commencement Date (consisting of its physician practice management services, pharmacy benefit management services and contracts management services); or

            (vi)  The making of a recommendation by the Board of Directors, pursuant to Rule 14e-2 under the Exchange Act or otherwise, in connection with a tender offer pursuant to which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) seeks to obtain beneficial ownership (within the meaning of Rule 13(d)-3 under the Exchange Act) of 20% or more of either the Outstanding MedPartners Common Stock or the Outstanding MedPartners Voting Securities, other than a recommendation that the holders of shares of such securities (i) not accept the offer and (ii) not tender Outstanding MedPartners Common Stock or Outstanding MedPartners Voting Securities.

          (c)   "DISABILITY" shall be deemed to have occurred if Executive makes application for or is otherwise eligible for disability benefits under any MedPartners-sponsored long-term disability program covering Executive, and Executive qualifies for such benefits. In the absence of a MedPartners-sponsored long-term disability program covering Executive, Executive shall be presumed totally and permanently disabled if so determined by the Board of Directors following reasonable review of a medical opinion certifying that Executive will be unable to perform his duties under this Agreement for at least 90 consecutive days due to a physical or mental condition.

          (d)   "GOOD REASON" shall mean:

              (i)  A breach by MedPartners of the compensation provisions of Section 5 hereof;

             (ii)  A termination by MedPartners of any compensation, retirement, benefit or welfare plan in which Executive is participating, without substituting plans providing Executive with substantially similar benefits, or the taking of any action by MedPartners which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive;

            (iii)  the failure to appoint or elect the Executive to be a member of the Board of Directors within 30 days of the Commencement Date;

            (iv)  the failure to continue the Executive as President and Chief Executive Officer of MedPartners;

             (v)  once appointed or elected, as the case may be, the Executive is thereafter removed as a member of the Board of Directors or there is a failure to reelect or reappoint the Executive to such position;

            (vi)  the assignment to the Executive of duties inconsistent with his position, duties, responsibilities or status with MedPartners;

           (vii)  any material reduction in the Executive's duties, responsibilities or status with MedPartners, including the appointment of anyone to an executive position at MedPartners or any of its subsidiaries or affiliates that is senior to that of the Executive, except for such a reduction with respect to, or appointment at, any subsidiary, affiliate or line of business of MedPartners that is in connection with a Change in Control as defined in Section 8(b)(v) hereof;

          (viii)  the relocation of MedPartners' principal executive office to a location more than 40 miles from Birmingham, Alabama, or thelocation of the Executive's own office to other than MedPartners' principal executive office without Executive's prior written consent; or

            (ix)  the failure of MedPartners to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of MedPartners within 15 days after a merger, consolidation, sale or similar transaction;

    provided, however, that (a) "Good Reason" shall not include acts which are cured by MedPartners within 30 days from receipt by MedPartners of a written notice from the Executive (the "Preliminary Notice of Good Reason") identifying in reasonable detail the act or acts constituting "Good Reason", (b) "Good Reason" shall not exist unless the Preliminary Notice of Good Reason shall have been given by the Executive within 60 days after learning of the act, failure or events (or, in the case of a series of related acts, failures or events, within 120 days of the first such act, failure or event) which the Executive alleges constitutes "Good Reason" hereunder, (c) if MedPartners has failed to cure as provided above, "Good Reason" shall not exist unless the Executive shall have given notice of termination hereunder for Good Reason (which termination shall be effective 30 days from the giving of such notice), and (d) if MedPartners has commenced an expedited arbitration within 15 days after receipt of the Executive's notice of termination, the Executive shall continue to perform his obligations hereunder, and MedPartners shall continue to provide the Executive with full compensation and benefits, pending the Arbitrator's determination as to whether or not the Executive has terminated his employment for Good Reason. If the Arbitrator determines that the Executive does not have Good Reason for termination, the Executive's employment shall continue for the remainder of the term hereof unless earlier terminated by MedPartners pursuant to Section 9 hereof. If MedPartners fails to file a demand for arbitration with the

    AAA and file the requisite fees pursuant to Rule 4 of the National Rules within 15 days after receipt of notice of termination from the Executive, and diligently pursue such proceeding in accordance with the procedures set forth in Section 15 hereof, the Executive's termination of employment from MedPartners shall be conclusively presumed to have been for Good Reason and the Executive shall have the rights provided under Section 10(b) hereof with respect to a termination for Good Reason.

SECTION 9.    TERMINATION

        This Agreement shall terminate upon the occurrence of any of the following termination events:

          (a)   Executive gives written notice to MedPartners that Executive wishes to terminate this Agreement for any reason other than Good Reason, such termination to be effective on the date specified in such notice;

          (b)   Executive gives notice to MedPartners that Executive wishes to terminate this Agreement for Good Reason, such termination to be effective as specified in Section 8(d) hereof;

          (c)   MedPartners gives notice to Executive that MedPartners wishes to terminate this Agreement for Cause, such termination to be effective as specified in Section 8(a) hereof;

          (d)   The Executive's death, such termination to be effective immediately upon such death;

          (e)   MedPartners gives notice to Executive that MedPartners wishes to terminate this Agreement on account of Executive ceasing to be able to perform his duties hereunder due to Disability, such termination to be effective on the date specified in such notice; or

          (f)    MedPartners gives notice to Executive that MedPartners wishes to terminate this Agreement for any reason other than for Cause, such termination to be effective upon receipt by Executive of such notice (or such later date as may be agreed to by Executive and MedPartners).

SECTION 10.    TERMINATION BENEFITS.

        (a)   Upon the occurrence of an event of termination described in Section 9(a)(resignation other than for Good Reason) or 9(c)(termination for Cause) hereof, Executive shall be entitled to receive the following as severance compensation:

            (i)  payment of any previously unpaid base salary through the date of termination; and

           (ii)  payment of amounts due to the Executive under the terms of MedPartners' employee retirement, benefit and welfare plans at the time of termination(or thereafter, to the extent required by law or the terms of any such plans).

Payment of amounts in clause (i) shall be made no later than 10 days following the effective date of Executive's termination.

        (b)   Upon the occurrence of an event of termination described in Section 9(b)(resignation for Good Reason), or 9(f)(termination other than for Cause) hereof, Executive shall be entitled to receive the following as severance compensation:

            (i)  payment of any previously unpaid base salary, and a pro-rata payment of the Bonus (based on the then-current target amount of Bonus) for any partial year of service through the date of termination;

           (ii)  lump-sum payment equal to the sum of (a) Executive's then-current base salary for the then-remaining term of this Agreement (but in no event less than three (3) years), and (b) Executive's then-current target amount of the Bonus for the then-remaining term of this Agreement, pro-rated for any partial calendar years during such remaining term (but in no event less than three (3) years);

          (iii)  payment of amounts due to the Executive under the terms of MedPartners' employee retirement, benefit and welfare plans at the time of termination (or thereafter, to the extent required by law or the terms of any such plans);

          (iv)  subject to the terms and eligibility requirements of any such plan, continued coverage for the then-remaining term of this Agreement (but in no event less than three (3) years) under any medical, dental, life insurance and disability plans of MedPartners for which Executive is eligible at the time of termination; provided that, (A) if Executive's participation in any such plan is not permitted under the terms thereof, MedPartners will use reasonable best efforts to provide or arrange comparable coverage for Executive, and (B) MedPartners' obligation under this paragraph (iv) will terminate with respect to any plan on the date Executive first becomes eligible for the same type of coverage under another employer's plan; and

           (v)  immediate 100% vesting of the Option and the Performance Option. Payment of amounts in clauses (i) and (ii) shall be made no later than 10 days following the effective date of Executive's termination.

        (c)   Upon the occurrence of an event of termination described in Section 9(e)(disability) hereof, Executive shall be entitled to receive the following as severance compensation:

            (i)  payment of any previously unpaid base salary, and a pro-rata payment of the Bonus (based on the then-current target amount of Bonus) for any partial year of service through the date of termination;

           (ii)  payment of amounts due to the Executive under the terms of MedPartners' employee retirement, benefit and welfare plans at the time of termination (or thereafter, to the extent required by law or the terms of any such plans); and

          (iii)  immediate 100% vesting of the Option and the Performance Option.

Payment of amounts in clause (i) shall be made no later than 10 days following the effective date of Executive's termination.

        (d)   Upon the occurrence of an event of termination described in Section 9(d)(death) hereof, Executive's representative's or estate shall be entitled to receive the following as severance compensation:

            (i)  payment of any previously unpaid base salary, and a pro-rata payment of the Bonus (based on the then-current target amount of Bonus) for any partial year of service through the date of termination;

           (ii)  lump-sum payment equal to the sum of (a) Executive's then-current base salary for the then-remaining term of this Agreement (but in no event less than three (3) years), and (b) Executive's then-current target amount of the Bonus for the then-remaining term of this Agreement, pro-rated for any partial calendar years during such remaining term (but in no event less than three (3) years), where such lump-sum payment is offset by any amount payable to Executives beneficiaries under any life insurance policy paid for by MedPartners;

          (iii)  payment of amounts due to the Executive under the terms of MedPartners' employee retirement, benefit and welfare plans at the time of termination (or thereafter, to the extent required by law or the terms of any such plans); and

          (iv)  immediate 100% vesting of the Option and the Performance Option.

Payment of amounts in clauses (i) and (ii) shall be made no later than 10 days following the effective date of Executive's termination.

SECTION 11.    CERTAIN ADDITIONAL PAYMENTS BY MEDPARTNERS.

        (a)   Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any amount paid, distributed or treated as paid or distributed by MedPartners to or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        Notwithstanding the foregoing provision of this Section 11, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to Executive such that the receipt of Payments would not give rise to any Excise Tax (the "Reduced Amount"), then no Gross-Up Payment shall be made to Executive and Payments, in the aggregate, shall be reduced to the Reduced Amount.

        All determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to MedPartners and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by MedPartners. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by MedPartners. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by MedPartners to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon MedPartners and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by MedPartners should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that MedPartners exhausts its remedies pursuant to Section 11(b) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by MedPartners to or for Executive's benefit.

        (b)   Executive shall notify MedPartners in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by MedPartners of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after Executive is informed in writing of such claim and shall apprise MedPartners of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to MedPartners (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If MedPartners notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

            (i)  give MedPartners any information reasonably requested by MedPartners relating to such claim,

           (ii)  take such action in connection with contesting such claim as MedPartners shall reasonably request In writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by MedPartners,

          (iii)  cooperate with MedPartners in good faith in order effectively to contest such claim, and

          (iv)  permit MedPartners to participate in any proceeding relating to such claim;

provided, however, that MedPartners shall bear and pay directly all costs and expenses including additional interest and penalties) incurred in connection with such contest and shall indenify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 11, MedPartners shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as MedPartners shall determine; provided, however, that if MedPartners directs Executive to pay such claim and sue for a refund, MedPartners shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, MedPartners' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (c)   If, after Executive's receipt of an amount advanced by MedPartners pursuant to Section 11(b), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to MedPartners' complying with the requirements of this Section 11(b)) promptly pay to MedPartners the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by MedPartners pursuant to Section 11(b), a determination is made that Executive shall not be entitled to any refund with respect to such claim and MedPartners does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

SECTION 12.    NON-COMPETITION, CONFIDENTIALITY AND NON-SOLICITATION

        (a)   During the period Executive is employed by MedPartners hereunder and for the longer of (i) one year or, (ii) if Executive is entitled to severance payments under Section 10(b) hereof, the then-remaining term of this Agreement, Executive shall not directly or indirectly, own, operate, be employed by, be a director of, act as a consultant for, be associated with, or be a partner or have a proprietary interest in, any enterprise, partnership, association, corporation, joint venture or other entity, which is competitive with the Healthcare Services business of MedPartners, or any subsidiary or affiliate thereof, in any county in a state where MedPartners or its subsidiaries or affiliates are conducting such business at the time of such termination.

        (b)   Executive acknowledges that, by reason of this employment with MedPartners, he may learn trade secrets and obtain other confidential information concerning the business and policies of MedPartners, or any subsidiary or affiliate thereof. Executive agrees that he will not, during the term of this Agreement or at any time thereafter, voluntarily divulge or otherwise disclose, directly or indirectly, any such trade secrets or other confidential information concerning the business or policies of MedPartners, or any subsidiary or affiliate thereof, that he may learn as a result of his employment during the term of this Agreement or may have learned prior to the term of this Agreement, except to the extent such information is lawfully obtained from public sources or such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of MedPartners' best interests, (ii) required by applicable law, or (iii) authorized by MedPartners.

        (c)   During the period Executive is employed by MedPartners hereunder and for the longer of (i) one year or, (ii) if Executive is entitled to severance payments under Section 10(b) hereof, the then-remaining term of this Agreement, Executive agrees to refrain from interfering with the relationships between MedPartners, or any subsidiary or affiliate thereof, and their respective employees or affiliated physicians by soliciting any such individuals to terminate their relationship with MedPartners, or any subsidiary or affiliate thereof.

        (d)   The parties have entered into this Section 12 of this Agreement in good faith and for the reasons set forth in the recitals hereto and assume that this Agreement is legally binding. If, for any reason, this Section 12 is not binding because of its geographical scope or because of its term, then the parties agree that this Agreement shall be deemed effective to the widest geographical area and/or the longest period of time as may be legally enforceable.

        (e)   Executive acknowledges that the rights and privileges granted to MedPartners in this Section 12 are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action of law, and that a breach thereof by Executive of this Section 12 will cause MedPartners great and irreparable injury and damage. Accordingly, Executive hereby agrees that MedPartners shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of this Section 12 of this Agreement by Executive. This provision shall not be construed as a waiver of any other rights or remedies MedPartners may have for damages or otherwise.

SECTION 13.    NO MITIGATION OR OFFSET.

        The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under this Agreement, and, except for Section 10(b)(iv) hereof, no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment. MedPartners' obligation to pay severance benefits under this Agreement shall not be reduced by any amount owed by Executive to MedPartners.

SECTION 14.    NON-ASSIGNABILITY.

        Except as stated in the last sentence of Section 5(f) hereof, Executive shall not have the right to assign, transfer, pledge, hypothecate or dispose of any right to receive payments hereunder or any rights, privileges or interest hereunder, all of which are hereby expressly declared to be non-assignable and non-transferable, except after termination of his employment hereunder. In the event of a violation of the provisions of this Section 14, no further sums shall hereafter become due or payable by MedPartners or its subsidiaries and affiliates to Executive or his assignee, transferee, pledgee or to any other person whatsoever, and MedPartners shall have no further liability under this Agreement to Executive.

SECTION 15.    CLAIMS; ARBITRATION.

        (a)   All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board of Directors and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board of Directors a decision of the Board of Directors within 60 days after notification by the Board of Directors that Executive's claim has been denied.

        (b)   To the extent permitted by applicable law, any dispute in connection with clause (a) above or any other dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the AAA then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law.

        (c)   By initialing below, the parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be an interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. ss. 1 et seq., and the parties contemplated substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

E. Mac Crawford	For MedPartners:
/s/ EMC

        (d)   Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the AAA. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

        (e)   The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

        (f)    Unless otherwise agreed in writing, MedPartners shall continue to make payments and provide benefits in accordance with this Agreement, and Executive shall continue to perform his obligations hereunder during any arbitration proceedings.

        (g)   In the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration, or otherwise, MedPartners shall promptly pay Executive's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator or arbitrators. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

SECTION 16.    EMPLOYMENT TAXES.

        All compensation paid pursuant to this Agreement, including compensation paid pursuant to Section 5, Section 6, as applicable, and Section 10 of this Agreement, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

SECTION 17.    BINDING EFFECT.

        The rights and obligations of MedPartners and its subsidiaries under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of MedPartners.

SECTION 18.    WAIVER OF BREACH.

        The waiver by either party to this Agreement of a breach of any provision thereof by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

SECTION 19.    NOTICES.

        Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail to Executive's residence (if such notice is addressed to Executive), or to the principal executive offices of MedPartners in Birmingham, Alabama (if such notice is addressed to MedPartners).

SECTION 20.    ENTIRE AGREEMENT.

        This instrument shall be governed by the laws of the State of Alabama and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, between the parties.

        This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

SECTION 21.    COUNTERPARTS.

        This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but each of which, when so executed, shall constitute but one and the same instrument.

SECTION 22.    REPRESENTATION.

        (a)   Executive hereby represents and warrants to MedPartners that the Executive is not aware of any presently existing fact, circumstance or event (including, without limitation, any contractual or other legal constraint) which would preclude or restrict him from entering into this Agreement or providing to MedPartners the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause. In the event of any breach of this representation, this Agreement shall be null and void.

        (b)   MedPartners hereby represents and warrants to the Executive that (i) it has received all authorizations necessary for the execution of this Agreement on the terms and conditions set forth herein and for the grant of the Option as set forth in Section 5(d) hereof, and that it has taken all actions necessary to make such grants, (ii) there are no regulatory approvals that are necessary for the execution and performance of this Agreement by MedPartners, and (iii) its entering this Agreement and the performance of its obligations under this Agreement will not violate any agreement between MedPartners and any other person, firm or organization or any law or governmental regulation.

SECTION 23.    RELOCATION.

        (a)   Sale of Old Residence. MedPartners shall provide the Executive with reimbursement of: (i) all expenses connected with the sale of the Atlanta, Georgia home, including, among other things, broker's fee, real estate transfer taxes and stamps, recording fees and legal expenses; and (ii) duplicate home ownership expenses in respect of the Atlanta, Georgia home, pending relocation of the Executive's family by June 30, 1998, or if later, until sale to the Relocation Firm (as defined below) is concluded. As soon as reasonablypracticable after the date hereof, the Executive and MedPartners shall each obtain an independent appraisal of the fair market value of the Executive's current residence in Atlanta, Georgia (an "Appraisal"), each from a residential appraisal firm of national prominence. As soon as reasonably practicable after delivery by MedPartners and the Executive to the other of the Appraisal, MedPartners shall arrange to have a third party relocation firm (the "Relocation Firm) offer to purchase the Executive's Atlanta, Georgia home from the Executive for a purchase price equal to the average of the fair market value thereof specified in each Appraisal (the "Appraisal Value").

        (b)   Finding of New Residence. MedPartners shall provide the Executive with reimbursement of: (i) travel, meals, lodging and related expenses incurred by the Executive and his spouse in connection with the relocation; (ii) closing costs, including, among other things, title insurance, legal fees, survey, inspections, service charges, mortgage points, recording fees, transfer taxes and stamps; and (iii) temporary living expenses, pending purchase and occupation of new residence, for a period of up to six months following the rommencement Date.

        (c)   The Physical Move. MedPartners shall provide the Executive with (i) payment for the cost of moving household effects from the Executive's Atlanta, Georgia property, including, among other things, packing, unpacking, transportation, appliance disconnect and re-connect, and (ii) reimbursement of transportation, meals, etc, for the move to the Executive's new residence in Birmingham, Alabama.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MEDPARTNERS, INC.		EXECUTIVE
By:		/s/ E. M. CRAWFORD
	Name: Title:	Name: E. Mac Crawford

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  EXHIBIT 10.2